[CURTISS-WRIGHT LOGO]            NEWS RELEASE
                  ==============================================================
                                                           FOR IMMEDIATE RELEASE


                   CURTISS-WRIGHT REPORTS 2004 SECOND QUARTER
                         AND SIX MONTH FINANCIAL RESULTS
                                      - - -
           Sales Increased 22% and 21% and Operating Income 43% & 22%
           in the Second Quarter and First Half of 2004, Respectively

                            Backlog at Record Level

ROSELAND, NJ - July 29, 2004 - Curtiss-Wright Corporation (NYSE: CW, CW.B) today announced financial results for the second quarter and six months ended June 30, 2004. The highlights for the periods are as follows:

Second Quarter 2004 Operating Highlights

o Net sales for the second quarter of 2004 increased 22% to $222.4 million from $182.9 million in the second quarter of 2003. Acquisitions made in the second half of 2003 and in 2004 contributed $30.2 million in incremental sales in the second quarter of 2004.

o Operating income in the second quarter of 2004 increased 43% to $25.6 million from $18.0 million in the second quarter of 2003. Acquisitions made in the second half of 2003 and in 2004 contributed $2.7 million in incremental operating income in the second quarter of 2004. The increase in operating income was achieved despite a $0.6 million decrease in pension income from the second quarter of 2003.

o Net earnings for the second quarter of 2004 increased 32% to $14.3 million, or $0.67 per diluted share, from $10.9 million, or $0.52 per diluted share, in the second quarter of 2003 (adjusted for the 2-for-1 stock split in December 2003). The increase in 2004 second quarter net earnings was achieved despite a $2.1 million increase in interest expense (approximately $0.06 per diluted share).

o New orders received in the second quarter of 2004 were $208.1 million, up 12% compared to the second quarter of 2003.

Six Months 2004 Operating Highlights





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                                              Curtiss-Wright Corporation, Page 2


o Net sales for the first six months of 2004 increased 21% to $437.4 million from $362.8 million in the first six months of 2003. Acquisitions made in 2003 and 2004 contributed $58.4 million in incremental sales in the first six months of 2004.

o Operating income in the first six months of 2004 increased 22% to $50.9 million from $41.8 million in the first six months of 2003. Acquisitions made in 2003 and 2004 contributed $5.1 million in incremental operating income in the first six months of 2004. The increase in operating income was achieved despite a $1.1 million decrease in pension income from the first six months of 2003.

o Net earnings for the first six months of 2004 increased 20% to $29.9 million, or $1.40 per diluted share, from $25.0 million, or $1.20 per diluted share, in the first six months of 2003 (adjusted for the 2-for-1 stock split in December 2003). In addition, the increase in 2004 net earnings was achieved despite a $3.5 million increase in interest expense (approximately $0.10 per diluted share).

o New orders received in the first six months of 2004 were $443.5 million, up 13% compared to the first six months of 2003. Backlog increased 11% to a new record high of $559.4 million from $505.5 million at December 31, 2003.

"We are pleased to again report higher sales and operating income for the second quarter and first half of 2004," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "We continue to grow operating income faster than sales,which demonstrates our ability to successfully integrate acquisitions while continuing to grow our base businesses. Our diversification strategy has provided growth in the first half of 2004 for both our core defense markets, which grew 21%, and commercial and industrial markets, which grew 20%, over the prior year period."

Sales

Sales growth in 2004 for the three and six months ended June 30th as compared to 2003, was driven by contributions from acquisitions and organic growth in some of our base businesses. Acquisitions made in 2003 and 2004 have contributed $30.2 million and $58.4 million in incremental sales for the quarter and six months ended June 30, 2004, respectively, over the comparable periods in 2003. Excluding the contribution from these acquisitions, we experienced overall organic growth of 5% and 4% for the three and six months ended June 30, 2004, respectively, over the prior year periods. The organic sales growth was driven by our Metal Treatment and Motion Control segments, which experienced organic growth of 19% and 9%, respectively, for the first six months of 2004.

In our base businesses, higher sales from our Motion Control segment to the military aerospace market, higher sales from our Flow Control segment to the commercial power generation and oil and gas processing markets, and higher sales of global shot and laser peening by our Metal Treatment segment, all contributed to the organic growth. In addition, foreign currency translation





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                                              Curtiss-Wright Corporation, Page 3


favorably impacted sales by $3.1 million and $7.7 million for the three and six months ended June 30, 2004, respectively, compared to the prior year periods.

Operating Income

Operating income for the three and six months ended June 30, 2004 increased 43% and 22%, respectively, over the 2003 prior year periods. The increases were due to higher sales volumes, favorable sales mix and previously implemented cost control initiatives. Overall, organic growth was 31% and 13% for the three and six months ended June 30, 2004, respectively, compared to the prior year periods. The strong year-to-date performance of our Motion Control and Metal Treatment segments was slightly offset by a decrease in the Flow Control segment.

The higher segment operating income was partially offset by lower pension income of $0.6 million and $1.1 million for the three and six months ended June 30, 2004, respectively, over the comparable prior year periods. In addition, foreign currency translation favorably impacted operating income by $0.5 million and $1.2 million for the three and six months ended June 30, 2004, respectively, compared to the prior year periods.

Net Earnings

Net earnings increased 32% and 20% for the three and six months ended June 30, 2004, respectively, over the comparable prior year periods. This was achieved by strong operating income from our business segments, which increased $8.6 million and $10.7 million over the prior year periods. Curtiss-Wright achieved strong growth in the military aerospace, commercial power generation, and laser and shot peening markets. Additionally Curtiss-Wright achieved growth during the first six months of 2004 in oil and gas processing, commercial repair and overhaul and certain industrial markets, despite the continued softness in these markets overall.

Net earnings for the first six months include a one-time tax benefit of $1.5 million resulting from a change in legal structure of one of our subsidiaries. These improvements were partially offset by higher interest expense associated with the debt incurred to fund our acquisition program and from higher interest rates.

Segment Performance

Flow Control - Sales for the second quarter of 2004 were $86.2 million, up 1% over the comparable period last year. Sales growth was achieved in the commercial power generation, oil and gas processing, and defense electronics markets. This growth was mostly offset by lower sales of flow control products to the US Navy primarily due to the timing of contractual revenues. Sales of this business segment also benefited from favorable foreign currency translation of $0.4 million in the second quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 1% in the second quarter of 2004 compared to the prior year period. Despite the profit impact related to lower flow control product sales to the US Navy, we achieved strong growth in this segment's other businesses. Higher volume and stronger





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                                              Curtiss-Wright Corporation, Page 4


sales mix for our commercial power generation and oil and gas products, and higher volumes for our electronic products to the US Navy were the drivers of this increase.

Motion Control - Sales of $91.6 million for the second quarter of 2004 increased 50% over last year, principally due to the contributions from the 2003 and 2004 acquisitions, and 8% organic sales growth. The organic growth was driven mainly by an increase in sales of military aerospace products for F/A-22 and V-22 production, F/A-22 spares, and the Joint Strike Fighter development. In addition, this segment experienced higher electronic sales for the 767 Refueler program and higher sales associated with the repair and overhaul services provided to the global airline industry. Sales of this business segment also benefited from favorable foreign currency translation of $1.7 million in the second quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 144% for the second quarter of 2004 compared to the prior year period. The improvement was driven by higher sales volume previously mentioned, favorable sales mix on various military programs, and implemented cost control initiatives. Additionally, the operating margins for the repair and overhaul business improved slightly over the comparable period last year, mainly as a result of implemented cost control initiatives.


Metal Treatment - Sales for the second quarter of 2004 of $44.6 million were 23% higher than the comparable period last year. The improvement was mainly due to organic growth of 19% driven by higher overall laser and shot peening revenues, and the contributions from the 2004 acquisitions. We achieved exceptional sales growth from our new laser peening technology as well as strong growth in our global shot peening businesses. Favorable foreign currency translation positively impacted sales by $1.1 million in the second quarter of 2004 as compared to the prior year period.

Operating income increased 51% for the second quarter of 2004 as compared to the prior year period. Margins improved substantially in our shot peening businesses primarily as a result of higher sales volume, especially for our higher margin laser peening sales. In addition, favorable sales mix, cost reduction programs, and favorable foreign currency translation also contributed to the higher operating income.

Mr. Benante concluded, "In 2004, we continue to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. We successfully increased sales and earnings due to our diversification and ability to deliver the high performance, technologically advanced products for which Curtiss-Wright is world renowned. Our strong performance in the first half of 2004 exemplifies our ability to execute our strategy and achieve our financial targets. We expect the second half of 2004 to be even stronger, which will continue to provide opportunities to generate growth in each of our three business segments. We look forward to providing our investors with superior returns in 2004."


                                   **********

The Company will host a conference call to discuss the second quarter 2004 results at 10:00 EDT Friday, July 30, 2004. A live webcast of the call can be heard on the Internet by visiting the





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                                              Curtiss-Wright Corporation, Page 5


company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)







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                                              Curtiss-Wright Corporation, Page 6


                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)

                                         Three Months Ended         Six Months Ended      Three Months         Six Months
                                              June 30,                 June 30,              Change              Change
                                          2004        2003        2004         2003       $         %        $           %
                                        --------    --------    ---------   ---------  -------    ------  -------    ------
Net sales                               $222,428    $182,857    $ 437,361   $ 362,790  $39,571    21.64%  $74,571     20.55%
Cost of sales                            146,406     126,175      289,744     247,076   20,231    16.03%   42,668     17.27%
                                        --------    --------    ---------   ---------  -------            -------
  Gross profit                            76,022      56,682      147,617     115,714   19,340    34.12%   31,903     27.57%

Research & development expenses            7,754       5,772       15,966      11,077    1,982    34.34%    4,889     44.14%
Selling expenses                          14,743      10,307       27,347      19,275    4,436    43.04%    8,072     41.88%
General and administrative expenses       27,789      23,166       53,038      44,580    4,623    19.96%    8,458     18.97%
Environmental remediation and
   administrative expenses, net               51        --            291        --         51     N/A        291     N/A
Pension expense (income), net                 42        (528)          82      (1,053)     570  -107.95%    1,135   -107.79%
                                        --------    --------    ---------   ---------  -------            -------
  Operating income                        25,643      17,965       50,893      41,835    7,678    42.74%    9,058     21.65%

Other income (expenses), net                 293         515         (196)        273     (222)  -43.11%     (469)  -171.79%
Interest expense                          (3,018)       (942)      (5,283)     (1,793)  (2,076)  220.38%   (3,490)   194.65%
                                        --------    --------    ---------   ---------  -------            -------
Earnings before income taxes              22,918      17,538       45,414      40,315    5,380    30.68%    5,099     12.65%
Provision for income taxes                 8,594       6,665       15,481      15,320    1,929    28.95%      161      1.05%

Net earnings                            $ 14,324    $ 10,873    $  29,933   $  24,995  $ 3,451    31.74%  $ 4,938     19.75%
                                        ========    ========    =========   =========  =======            =======

Basic earnings per share                $   0.68    $   0.53    $    1.42   $    1.21
                                        ========    ========    =========   =========
Diluted earnings per share              $   0.67    $   0.52    $    1.40   $    1.20
                                        ========    ========    =========   =========
Dividends per share                     $   0.09    $   0.08    $    0.18   $    0.15
                                        ========    ========    =========   =========

Weighted average shares outstanding:
   Basic                                  21,136      20,602       21,013      20,584
   Diluted                                21,460      20,862       21,330      20,834


Share and per share amounts have been restated to refect the Corporation's 2-for-1 stock split on December 17, 2003. Certain prior year information has been reclassified to conform to current presentation.






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                                              Curtiss-Wright Corporation, Page 7

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            June 30,   December 31,         Change
                                                             2004         2003            $           %
                                                          ----------   -----------    --------       ----
Assets
  Current Assets:
     Cash and cash equivalents                            $   36,830     $ 98,672     $(61,842)    -62.7%
     Receivables, net                                        174,538      143,362       31,176      21.7%
     Inventories, net                                        114,769       97,880       16,889      17.3%
     Deferred income taxes                                    24,269       23,630          639       2.7%
     Other current assets                                     13,660       10,979        2,681      24.4%
                                                          ----------     --------     --------
       Total current assets                                  364,066      374,523      (10,457)     -2.8%
                                                          ----------     --------     --------
  Property, plant, and equipment, net                        248,496      238,139       10,357       4.3%
  Prepaid pension costs                                       77,845       77,877          (32)      0.0%
  Goodwill, net                                              316,114      220,058       96,056      43.7%
  Other intangible assets, net                                95,010       48,268       46,742      96.8%
  Other assets                                                15,956       14,800        1,156       7.8%
                                                          ----------     --------     --------
       Total Assets                                       $1,117,487     $973,665     $143,822      14.8%
                                                          ==========     ========     ========

Liabilities
  Current Liabilities:
     Short-term debt                                      $    1,002     $    997     $      5       0.5%
     Accounts payable                                         56,551       43,776       12,775      29.2%
     Accrued expenses                                         49,144       44,938        4,206       9.4%
     Income taxes payable                                      5,229        6,748       (1,519)    -22.5%
     Other current liabilities                                43,486       39,424        4,062      10.3%
                                                          ----------     --------     --------
       Total current liabilities                             155,412      135,883       19,529      14.4%

  Long-term debt                                             300,999      224,151       76,848      34.3%
  Deferred income taxes                                       20,318       21,798       (1,480)     -6.8%
  Accrued pension & other postretirement benefit costs        77,566       75,633        1,933       2.6%
  Long-term portion of environmental reserves                 19,774       21,083       (1,309)     -6.2%
  Other liabilities                                           20,860       16,236        4,624      28.5%
                                                          ----------     --------     --------
       Total Liabilities                                     594,929      494,784      100,145      20.2%
                                                          ----------     --------     --------


Stockholders' Equity
  Common stock, $1 par value                                  16,611       16,611           (0)      0.0%
  Class B common stock, $1 par value                           8,765        8,765            0       0.0%
  Capital surplus                                             51,522       52,998       (1,476)     -2.8%
  Retained earnings                                          569,792      543,670       26,122       4.8%
  Unearned portion of restricted stock                           (45)         (55)          10     -18.9%
  Accumulated other comprehensive income                      22,219       22,634         (415)     -1.8%
                                                          ----------     --------     --------
                                                             668,864      644,623       24,241       3.8%
  Less:  cost of treasury stock                              146,306      165,742      (19,436)    -11.7%
                                                          ----------     --------     --------
       Total Stockholders' Equity                            522,558      478,881       43,677       9.1%
                                                          ----------     --------     --------
       Total Liabilities and Stockholders' Equity         $1,117,487     $973,665     $143,822      14.8%
                                                          ==========     ========     ========

Certain prior year information has been reclassified to conform to current presentation.






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                                              Curtiss-Wright Corporation, Page 8


                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)

                                     Three Months Ended                        Six Months Ended
                                           June 30,                                 June 30,
                             ----------------------------------     ------------------------------------
                                                           %                                        %
                               2004          2003        Change        2004           2003        Change
                             --------      --------      ------     ---------      ---------      ------
Sales:
Flow Control                 $ 86,205      $ 85,617        0.7%      $175,600       $178,958       -1.9%
Motion Control                 91,578        60,984       50.2%       174,922        118,024       48.2%
Metal Treatment                44,645        36,256       23.1%        86,839         65,808       32.0%
                             --------      --------                  --------       --------
Total Sales                  $222,428      $182,857       21.6%      $437,361       $362,790       20.6%

Operating Income:
Flow Control                  $ 8,846      $  8,748        1.1%      $ 19,277       $ 23,066      -16.4%
Motion Control                 10,012         4,107      143.8%        18,301          9,197       99.0%
Metal Treatment                 7,577         5,030       50.6%        14,154          8,781       61.2%
                             --------      --------                  --------       --------
Total Segments                 26,435        17,885       47.8%        51,732         41,044       26.0%
Pension Income                    (42)          528     -108.0%           (82)         1,053     -107.8%
Corporate & Other                (750)         (448)      67.4%          (757)          (262)     188.9%
                             --------      --------     ------       --------       --------     ------
Total Operating Income       $ 25,643      $ 17,965       42.7%      $ 50,893       $ 41,835       21.7%
                             ========      ========     ======       ========       ========     ======

Operating Margins:
Flow Control                     10.3%         10.2%                     11.0%          12.9%
Motion Control                   10.9%          6.7%                     10.5%           7.8%
Metal Treatment                  17.0%         13.9%                     16.3%          13.3%
Total Curtiss-Wright             11.5%          9.8%                     11.6%          11.5%







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                                              Curtiss-Wright Corporation, Page 9


About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,100 people. More information on Curtiss-Wright can be found at www.curtisswright.com.



                                       ###


Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact: Alexandra Deignan
         (973) 597-4734
         adeignan@curtisswright.com